Exhibit 99.1

             Home Federal Bancorp Announces Third Quarter Earnings

     COLUMBUS, Ind.--(BUSINESS WIRE)--Oct. 20, 2004--Home Federal Bancorp (the "Company") (Nasdaq:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $336,000, or $0.08 basic and $0.08 diluted earnings per common share, for its third quarter ended September 30, 2004. This compared to earnings of $2,628,000, or $0.62 basic and $0.59 diluted earnings per common share, a year earlier. Year-to-date net income was $3,637,000, or $0.88 basic and $0.84 diluted earnings per common share, compared to $7,856,000, or $1.85 basic and $1.76 diluted earnings per common share, a year earlier. Diluted earnings per common share decreased $0.51 per share for the three-months ended September 30, 2004 compared to the three-months ended September 30, 2003. For the nine-months ended September 30, 2004 diluted earnings per common share decreased $0.92 per share compared to the same period ended September 30, 2003. The decrease in net income for the current quarter was due to a decrease in non-interest income and an increase in the loan loss provision due primarily to the impairment of two large commercial loans. Year to date net income was less than a year ago in the current nine-month period compared to the nine-month period ended September 30, 2003 for the same reasons as the decrease in the third quarter plus a decrease in net interest income when compared to the prior nine month period.

     Net Interest Income

     Net interest income before provision for loan losses increased by $62,000 to $5,793,000 for the third quarter ended September 30, 2004 compared to $5,731,000 for the same period one year ago. Net interest income after provision for loan losses decreased $1,539,000 to $3,906,000 for the third quarter compared to $5,445,000 for the same period one year ago. Year-to-date net interest income before provision for loan losses decreased by $216,000, from $17,641,000 one year ago to $17,425,000 for the nine-month period ended September 30, 2004. Net interest income after provision for loan losses decreased $1,438,000 to $15,257,000 for the nine months ended September 30, 2004 compared to $16,695,000 for the nine months ended September 30, 2003. Net interest margins improved slightly in the current periods compared to the same periods one year ago as the overall yields on interest earning assets have decreased slower than the cost of interest bearing liabilities.
     The provision for loan losses for the three months ended September 30, 2004 was $1,887,000 compared to $286,000 for the same period ended September 30, 2003, an increase of $1,601,000. For the nine-month period ended September 30, 2004 the provision for loan losses was $2,168,000 compared to $946,000 for the same period ended September 30, 2004, a difference of $1,222,000. In the current quarter the Bank recorded losses of $1,425,000 for two commercial loans (See Asset Quality for detailed discussion). Additional loans charged off during the current quarter, net of recoveries, totaled approximately $343,000. Without the provision for the two large commercial loans the provision for losses year-to-date would have been less than a year ago for the same period.

     Other Income

     Another significant impact on the Company's income statement has come from the reduced loan origination and refinancing activity when compared to the pace of a year ago, primarily in the residential real estate market. For the nine-months ended September 30, 2004, the Bank originated $145,300,000 in residential loans, compared to $381,400,000 for the nine-months ended September 30, 2003. The majority of these loans were made as fixed rate loans and sold in the secondary mortgage market. The decline in originations is due to residential mortgage interest rates increasing over the last year and thereby reducing the refinancing business that comprised over 80% of last year's origination activity. The impact of this reduced activity has been to decrease the gain on sale of loans by $2,103,000 for the three month period ended September 30, 2004 compared to the same period ended 2003. For the nine-month period ended September 30, 2004 gain on sale of loans decreased $4,832,000 compared to the same period in 2003.
     As a result of the reduced loan origination activity and its impact on gain on sale of loans, other income for the three months ended September 30, 2004 decreased $2,338,000 over the three-month period ended September 30, 2003. The decrease, in addition to gain on sale of loans, was due primarily to a $342,000 reduction in loan servicing income for the three months ended September 30, 2004 compared to the same period ended September 30, 2003. The reduction was due to a slight impairment of the Originated Mortgage Servicing Rights (OMSR) of $38,000 in comparison to a recovery a year ago of $260,000. In addition the amortization of the OMSR increased by $25,000 further reducing non-interest income. Other income for the nine-month period ended September 30, 2004 was down $4,796,000 from the same period a year ago. As stated above the reduced gain on sale of loans accounted for $4,832,000 of this decrease. Joint venture real estate income decreased over the prior year due to large sale of a parcel of real estate in Bloomington, Indiana, in the prior period. Increases in other income for the nine-month period ended September 30, 2004 were reported for insurance and annuity income, service fees on deposit accounts and loan servicing income.
     The OMSR asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the Bank retains the servicing rights. The servicing rights are recorded as an asset at the time the loan is sold. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds. Mortgage servicing rights typically decline in value as interest rates decrease and increase in value as rates rise. The reason for this decline in value is as rates decrease, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. In the three-month period ended September 30, 2004 the impairment charge was $38,000. This compares to a recovery of $260,000 for the same period ended September 30, 2003. The difference was a decrease in income for the current period of $298,000 compared to the same period a year ago. For the nine-month period ended September 30, 2004 there was a recovery of $80,000 compared to the same period ended September 30, 2003 where there was an impairment charge of $240,000 for an increase in income for the current period of $320,000. Future impairment charges will depend on future interest rate changes. If rates decline there may be more impairment charges. If they rise, previously recorded impairment charges may be recovered. The amortization charge in the current three-month period was $389,000 compared to $364,000 for the same period a year ago further reducing loan servicing income. For the current nine-month period the amortization charge was $1,166,000 compared to $991,000 for the same nine-month period a year ago.
     The combined OMSR amortization costs and OMSR impairment charges reduced pre-tax net income $427,000 for the three month period ended September 30, 2004 versus $104,000 for the three months ended September 30, 2003. For the nine-months ended September 30, 2004 pre-tax net income was reduced $1,086,000 versus $1,231,000 for the same period ended September 30, 2003 for these two items.

     Other Expenses

     For the three months ended September 30, 2004 non-interest expenses were $94,000 less than the same period ended 2003. For the nine months ended September 30, 2004 non-interest expenses increased $808,000 or 4.9%, compared to the same period ended September 30, 2003. Compensation expense made up the majority of this increase. Normal salary increases and increased benefit costs were offset by the lack of a bonus accrual.

     Asset Quality

     Non-performing assets to total assets increased to 1.80% at September 30, 2004 compared to 0.73% at September 30, 2003. Non-performing loans to total gross loans increased to 2.28% from 0.63%, respectively, for the same periods. This increase in non-performing assets is primarily attributable to the two large commercial loans discussed below.
     In February of 1999 the Bank, through a loan participation with another commercial bank (the "Lead Bank"), agreed to purchase up to $2.5 million of a $4.0 million line of credit to floor plan new cars for a car dealership. The loan is secured by vehicles, a second mortgage on real estate, and two individual guarantors for up to 15% each on the loan balance. In addition, other items of collateral are cross-collateralized with other loans advanced by the Lead Bank and might provide some recovery. At the end of the current quarter the Lead Bank notified the Bank that the dealership was in material breach of the loan covenants and that there was not sufficient vehicle collateral to cover the outstanding balance of the loan. The Bank's share of the outstanding loan balance at September 30, 2004 was $2.5 million.
     After meeting with the Lead Bank and representatives of the dealership, and review of the collateral including guarantees discussed above, it is estimated by management that the loss could be approximately $1,225,000. Management charged off $500,000 of that amount and has set aside specific reserves of $725,000 for the remaining $2,000,000 balance outstanding at September 30, 2004. The total charge to the provision for loan losses in the current quarter for this loan is $1,225,000. The Bank intends to pursue several possible courses of action to mitigate the ultimate losses on this loan. However, it is currently too early to determine if any of these actions will be successful.
     As was previously announced, one of the Bank's commercial borrowers ("the Borrower") filed for Chapter 11 Bankruptcy protection on June 15, 2004. Total loans outstanding with the Borrower at June 30, 2004 were $15,798,000, of which $9,178,000 is sold to other loan participants leaving a net loan balance of $6,620,000 outstanding. These loans are secured by first mortgages on multiple properties located in Indiana, Illinois, Kentucky and Ohio. These loans have been classified as substandard and approximately $1,194,000 has been set aside as specific reserves for these loans. Of the $1,194,000 in specific reserves, $200,000 has been charged to the provision for loan losses in the current period. The Borrower is in the process of liquidating the business through an auction process of the properties under the supervision of the bankruptcy court. Preliminary bids indicate there will be a loss on this loan. However, management currently believes the remaining $1,194,000 specific reserve is adequate to cover potential losses.
     The ultimate amount of the impairment, for both of these loans, and the actual losses to the Bank, may be higher or lower depending on the value of the collateral ultimately realized. The Bank may be required to make additional provisions with respect to these loans if the actual value of the collateral is less than presently estimated. The Bank may recognize a recovery of the provision if the actual value is higher than anticipated.

     Balance Sheet

     The Company's assets totaled $874,905,000 as of September 30, 2004, an increase of $21,577,000 from December 31, 2003.
     The return on average assets for the current year-to-date period was 0.56% annualized, while the return on average equity was 6.05%.
     As of September 30, 2004, shareholders' equity was $76,876,000. Based on the September 30, 2004, book value of $19.09 per common share, Home Federal Bancorp stock was trading at 134% of book value. The stock price at September 30, 2004, was $25.58.

     Home Federal Bancorp is a bank holding company registered under the Bank Holding Company Act, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank and a member of the Federal Reserve System. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through eighteen branch offices in southeastern Indiana.

     Forward-Looking Statement

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)                                 September 30, December 31,
                                                 2004         2003
                                            ------------- ------------
ASSETS:
Cash                                       $      25,777 $     22,734
Interest-bearing deposits                         17,389       11,444
                                            ------------- ------------
  Total cash and cash equivalents                 43,166       34,178
                                            ------------- ------------

Securities available for sale at fair value
 (amortized cost $125,024 and $123,243)          125,290      123,638
Securities held to maturity (fair value
 $1,810 and $1,883)                                1,781        1,828
Loans held for sale (fair value $7,454 and
 $6,357)                                           7,349        6,272
Loans receivable, net of allowance for loan
 losses of $8,626 and $7,506                     641,165      630,672
Investments in joint ventures                      4,328        5,501
Federal Home Loan Bank stock                       9,965        9,965
Accrued interest receivable, net                   3,716        3,733
Premises and equipment, net                       15,193       14,168
Real estate owned                                    717        1,739
Prepaid expenses and other assets                  9,133        8,880
Cash surrender value of life insurance            11,707       11,359
Goodwill                                           1,395        1,395
                                            ------------- ------------

   TOTAL ASSETS                            $     874,905 $    853,328
                                            ============= ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                   $     638,705 $    588,915
Advances from Federal Home Loan Bank             132,146      154,296
Senior debt                                       14,242       14,242
Other borrowings                                   1,459          624
Advance payments by borrowers for taxes and
 insurance                                           234           76
Accrued expenses and other liabilities            11,243       11,153
                                            ------------- ------------
   Total liabilities                             798,029      769,306
                                            ------------- ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding:   None
 No par common stock; Authorized:
  15,000,000 shares
  Issued and outstanding:                         13,469       12,616
     4,026,560 shares at September 30, 2004
     4,312,805 shares at December 31, 2003
 Retained earnings, restricted                    63,367       71,436
Accumulated other comprehensive income, net
 of taxes                                             40          (30)
                                            ------------- ------------

   Total shareholders' equity                     76,876       84,022
                                            ------------- ------------

   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                 $     874,905 $    853,328
                                            ============= ============


HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)                 Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                               2004       2003       2004       2003
Interest income:           ---------- ---------- ---------- ----------
 Loans receivable         $    9,459 $   10,175 $   28,682 $   31,498
 Securities available for
  sale and held to
  maturity                     1,034        916      3,056      2,958
 Other interest income            41         69        152        304
                           ---------- ---------- ---------- ----------
Total interest income         10,534     11,160     31,890     34,760
                           ---------- ---------- ---------- ----------

Interest expense:
 Deposits                      2,701      2,910      7,993      9,411
Advances from Federal Home
 Loan Bank                     1,880      2,316      5,944      7,073
Other borrowings                 160        203        528        635
                           ---------- ---------- ---------- ----------
Total interest expense         4,741      5,429     14,465     17,119
                           ---------- ---------- ---------- ----------

Net interest income            5,793      5,731     17,425     17,641
Provision for loan losses      1,887        286      2,168        946
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     3,906      5,445     15,257     16,695
                           ---------- ---------- ---------- ----------

Other income:
 Gain on sale of loans           435      2,538      2,057      6,889
 Gain(loss) on sale of
  securities                       0          0          0          4
 Income (loss) from joint
  ventures                        13        (54)       128        520
 Insurance, annuity
  income, other fees             403        447      1,395      1,280
 Service fees on deposit
  accounts                       773        691      2,160      1,996
 Net gain (loss) on real
  estate owned and
  repossessed assets              88         91        223        179
 Loan servicing income,
  net of impairments              95        437        491        304
 Miscellaneous                   309        304        911        989
                           ---------- ---------- ---------- ----------
Total other income             2,116      4,454      7,365     12,161
                           ---------- ---------- ---------- ----------

Other expenses:
 Compensation and employee
  benefits                     3,308      3,243      9,787      9,140
 Occupancy and equipment         770        749      2,355      2,274
 Service bureau expense          235        237        750        712
 Federal insurance premium        21         24         67         73
 Marketing                       132        146        501        485
 Miscellaneous                 1,249      1,410      3,835      3,803
                           ---------- ---------- ---------- ----------
Total other expenses           5,715      5,809     17,295     16,487
                           ---------- ---------- ---------- ----------

Income before income taxes       307      4,090      5,327     12,369
Income tax provision             (29)     1,462      1,690      4,513
                           ---------- ---------- ---------- ----------
Net Income                $      336 $    2,628 $    3,637 $    7,856
                           ========== ========== ========== ==========

Basic earnings per common
 share                    $     0.08 $     0.62 $     0.88 $     1.85
Diluted earnings per
 common share             $     0.08 $     0.59 $     0.84 $     1.76
Basic weighted average
 number of shares          4,011,229  4,242,653  4,147,099  4,254,417
Dilutive weighted average
 number of shares          4,138,442  4,441,024  4,305,589  4,470,121
Dividends per share       $    0.188 $    0.188 $    0.563 $    0.513



Supplemental Data:                    Three Months Ended Year to Date
(unaudited)                              September 30,   September 30,
                                      ------------------ -------------
                                        2004      2003    2004   2003
                                      --------- -------- ------ ------
Weighted average interest rate earned
 on total interest-earning assets         5.37%    5.54%  5.39%  5.72%
Weighted average cost of total
 interest-bearing liabilities             2.43%    2.75%  2.50%  2.91%
Interest rate spread during period        2.94%    2.79%  2.88%  2.81%

Net yield on interest-earning assets
 (net interest income divided by
 average interest-earning assets on
 annualized basis)                        2.95%    2.84%  2.94%  2.90%
Total interest income divided by
 average total assets (on annualized
 basis)                                   4.86%    5.10%  4.92%  5.26%
Total interest expense divided by
 average total assets (on
 annualized basis)                        2.18%    2.46%  2.23%  2.60%
Net interest income divided by
 average total assets (on annualized
 basis)                                   2.68%    2.62%  2.69%  2.67%

Return on assets (net income divided
 by average total assets on
 annualized basis)                        0.16%    1.20%  0.56%  1.19%
Return on equity (net income divided
 by average total equity on
 annualized basis)                        1.76%   13.06%  6.05% 13.11%


                                                   ----------------
                                                     September 30,
                                                   ----------------
                                                     2004    2003
                                                   -------- -------

Book value per share outstanding                    $19.09  $19.13

Nonperforming Assets:
Loans:    Non-accrual                              $11,619  $2,794
          Past due 90 days or more                     425   1,025
          Restructured                               2,944     257
                                                   -------- -------
          Total nonperforming loans                 14,988   4,076
          Real estate owned, net                       710   2,147
          Other repossessed assets, net                  7     101
                                                    -------- -------
          Total Nonperforming Assets               $15,705  $6,324

Nonperforming assets divided by total assets          1.80%   0.73%
Nonperforming loans divided by total loans            2.28%   0.63%

Balance in Allowance for Loan Losses                $8,626  $7,361


     CONTACT: Home Federal Bancorp
              John K. Keach, Jr., 812-373-7816
              or
              Lawrence E. Welker, 812-523-7308